EXHIBIT 10.10

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

DISTRIBUTION AND SUPPLY AGREEMENT

BETWEEN

KLOX TECHNOLOGIES INC.

AND

SANDOZ CANADA INC.

NOVEMBER 15, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		5
ARTICLE 2 APPOINTMENT		12
2.1	Appointment and License	12
2.2	Sandoz Undertakings	12
2.3	KLOX Undertakings	13
2.4	Reserved Rights	13
2.5	Sublicense	14
ARTICLE 3 REGULATORY MATTERS		14
3.1	Authorizations	14
3.2	Changes to Registration Files	14
3.3	Communications With Authorities	14
ARTICLE 4 PRODUCT PROMOTION		15
4.1	Launch and Promotion	15
4.2	Annual Marketing Plan	15
4.3	Marketing	16
4.4	Standards	17
4.5	Trade Name and Packaging	17
4.6	Materials	17
4.7	Training	18
4.8	Sufficient Inventory	18
4.9	Reputation	18
4.10	Studies	18
ARTICLE 5 MANUFACTURE AND SUPPLY		18
5.1	Manufacturer	18
5.2	Assistance	19
5.3	Supply	19
5.4	Shortage	19
5.5	Forecasts	19
5.6	Firm Purchase Orders	19
5.7	Investment	20
5.8	Delivery	20
5.9	Risk of Loss	20
5.10	No Liability	20
5.11	Shelf Life	20
5.12	Penalties	20
ARTICLE 6 FINANCIAL MATTERS		20
6.1	Signing Fee	20
6.2	Milestone Payments	21
6.3	Invoice Amount	21

6.4	Invoicing	21
6.5	Payment Terms	21
6.6	Profit Share and Reports	21
6.7	Relationship	22
6.8	Interest	22
6.9	Set-off	22
6.10	Audit:	22
6.11	Taxes	23
ARTICLE 7 QUALITY ASSURANCE		23
7.1	Quality Assurance	23
7.2	Storage and Distribution	23
7.3	Post-Delivery Inspection	24
7.4	Compliance	25
7.5	Quality Audit	25
7.6	Finished Packaging and Labelling	25
ARTICLE 8 COMPLAINTS AND PRODUCT DEFECTS		25
8.1	Medical Affairs	25
8.2	Product Complaints	26
8.3	Recalls	26
8.4	Adverse Events	26
ARTICLE 9 CONFIDENTIALITY		26
9.1	Confidentiality	26
9.2	Exclusion	27
9.3	Disclosures Required under Applicable Laws	27
9.4	No License	27
9.5	Survival	27
ARTICLE 10 INTELLECTUAL PROPERTY		27
10.1	No License	27
10.2	Patents	28
10.3	Contest	28
10.4	No Impairment	28
10.5	Licensed Trademark	29
10.6	Notice	29
10.7	Protection	29
10.8	Actions outside the Indications and Territory	29
ARTICLE 11 INSURANCE		30
11.1	Insurance	30
11.2	Failure to Comply	30
ARTICLE 12 REPRESENTATIONS AND WARRANTIES		30
12.1	Sandoz	30
12.2	KLOX	31

12.3	Acknowledgements	32
ARTICLE 13 TERM AND TERMINATION		32
13.1	Term	32
13.2	Termination with Cause	32
13.3	Early Termination by KLOX	33
13.4	Early Termination by Sandoz	34
13.5	Consequences of expiration or termination	34
ARTICLE 14 INDEMNIFICATION		35
14.1	Indemnification	35
14.2	Additional Indemnification by Sandoz	35
14.3	Additional Indemnification by KLOX	35
14.4	Limitation on Damages	35
14.5	Notification and Procedure	36
14.6	Indemnified Party’s Cooperation as to Proceedings	38
ARTICLE 15 MISCELLANEOUS		38
15.1	Notices	38
15.2	Assignment	39
15.3	Currency	39
15.4	Expenses	39
15.5	Headings	39
15.6	Entire Agreement	39
15.7	Severability	39
15.8	Binding Effect	39
15.9	Relationship	40
15.10	Novartis Code	40
15.11	ISO Certification	40
15.12	Governing Law and Jurisdiction	40
15.13	Amendments, Waivers and Consents	40
15.14	Further Assurances	41
15.15	Counterparts	41
15.16	Language	41
SCHEDULE A NOVARTIS SUPPLIER CODE		43
SCHEDULE B LICENSED TRADEMARKS		44
SCHEDULE C PATENT APPLICATIONS		45
SCHEDULE D FORM OF QUARTERLY STATEMENT		46
SCHEDULE E EXCLUDED ENTITIES		48
SCHEDULE F FINANCIAL MODEL SCHEDULE G PERMITTED ACTIVITIES		49
		50

DISTRIBUTION AND SUPPLY AGREEMENT

This Distribution and Supply Agreement is entered into at the City of Montreal, Province of Quebec, on this 15th day of November, 2013 (the “Effective Date”) by and between:

KLOX Technologies Inc. a Canadian corporation with an office at 275 Armand-Frappier, Montreal, Quebec, Canada H7V 4A7

(“KLOX”)

- and -

Sandoz Canada Inc. a Canadian corporation with an office at 145 Jules-Leger, Boucherville, Quebec, Canada J4B 7K8

(“Sandoz”)

WITNESSETH:

WHEREAS KLOX is a developer of biophotonic products, including, without limitation, the Products (as hereinafter defined); and

WHEREAS Sandoz desires to distribute the Products in the Territory (as hereinafter defined) and KLOX desires to appoint Sandoz as its exclusive distributor of the Products, the whole subject to and in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained made and to be performed by the Parties, it is mutually agreed as follows:

ARTICLE 1

DEFINITIONS

For the purposes hereof and in addition to any other terms defined herein:

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement”, “this Agreement”, “herein”, “hereby”, “hereunder”, “hereof”, “hereto”, and similar expressions mean this Distribution and Supply Agreement together with (a) any and all Schedules referred to in this Agreement and (b) any and all amendments thereto in writing signed by the Parties.

“Annual Marketing Plan” means a written annual plan for the Commercialization of the Products during each calendar year of the Term. “Authorities” means, in any jurisdiction, all applicable governmental or regulatory bodies, agencies, officials and other authorities in such jurisdiction.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

“Authorizations” means, in any jurisdiction, all consents, approvals, permits, licences and other authorizations required to be obtained from all Authorities in such jurisdiction.

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in the Provinces of Québec or Ontario.

“Commercialization”, and its derivations, means any and all activities, other than research and development and Manufacturing activities, directed or relating to the offering for sale or sale of a product, including activities relating to marketing, promotion, distributing, selling and offering to sell such product. For clarity, Commercialization activities shall also include planning and implementation, booking of sales and pricing and reimbursement activities, subject as applicable to the terms and conditions of this Agreement.

“Confidential Information” means (a) all data and information of a confidential and proprietary nature disclosed (whether in writing or orally) by or on behalf of the Disclosing Party to the Receiving Party and relating to the business of the Disclosing Party or its Affiliates in any way whatsoever, including, but not limited to, information and data relating to business operations, methods of operating, customer information and affairs, processes, personnel and including financial, production, scientific and technical data and information, formulae, strategies, studies, reports, evaluations, submissions to, correspondence with, notices to and from and approvals, certifications and authorizations by any Authority and (b) in the case of each Party, furthermore includes for the avoidance of doubt, all of the Intellectual Property of such Party.

“Defaulting Party” has the meaning set forth in Section 13.2(a).

“Disclosing Party” has the meaning set forth in Section 9.1.

“Distribution Expenses” means all reasonable, documented [***] and expenses incurred and paid, or accrued as payable, to Third Parties by Sandoz with respect to the warehousing and delivery of any Product to any customer of Sandoz, calculated in accordance with GAAP, provided, however, that “Distribution Expenses” shall not include any costs or expenses directly or indirectly [***], any [***] in respect of Sandoz’s [***].

“Field” means the use of the Products by a qualified professional in the offices of physicians or licensed clinics.

“Financial Model” means the financial model of anticipated Net Profits attached hereto as Schedule F, as amended from time to time upon the mutual written consent of both Parties.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

“GAAP” means international financial reporting standards generally accepted in Canada including those recommended or approved by the Canadian Institute of Chartered Accountants at the relevant time, including, to the extent applicable, international financial reporting standards;

“GDP” means Good Distribution Practices as defined in the current WHO (World Health Organization) GDP Guideline, referenced in the Canadian Guideline 0069 describing the current GDP Guidelines in Canada, as amended from time to time.

“GMP” means the current good manufacturing practices and standards contemplated by the Food and Drugs Act (Canada), as interpreted from time to time by Health Canada.

“Health Canada” means Health Canada or any replacement or successor authority with jurisdiction over the sale of therapeutic products or medical devices in Canada.

“Inbound Delivery Costs” means all reasonable, documented [***] and expenses incurred and paid, or accrued as payable, to Third Parties by Sandoz with respect to delivery [***] of the Products from KLOX to Sandoz or Sandoz’ warehouse facilities, as applicable, provided, however, that “Inbound Delivery Costs” shall not include any costs or expenses directly or indirectly [***], any [***] in respect of Sandoz’s [***].

“Indemnified Party” has the meaning set forth in Section 14.5(a).

“Indemnifying Party” has the meaning set forth in Section 14.5(a).

“Indications” means the use of (a) the LumiCleanse™ Product for acne, (b) the LumiBel™ Product for skin rejuvenation and (c) the multi-LED Lumiderm™ light Product for acne and skin rejuvenation.

“Intellectual Property” means (a) all inventions, patents, patent applications, industrial design applications and registrations, trademarks, trademark applications and registrations, trade names, copyrights, copyright applications and registrations, processes, know how, clinical and other data, technology, formulae, trade secrets, proprietary information, licenses, sublicenses and all other rights and intellectual property owned, held or used by a Party and/or its Affiliates, and (b) in the case of KLOX, includes, without limitation, all such rights and intellectual property of KLOX and its Affiliates in and to the Products and the Licensed IP.

“Launch” means the date of first commercial sale of a Product by Sandoz under Sandoz’ cross-referenced Marketing Authorization for any Indication in the Field in the Territory.

“Laws” means all (a) constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (b) judgments, orders, writs, injunctions, decisions, rulings, decrees and words of any governmental or regulatory body or authority, and (c) all policies, voluntary restraints, practices and guidelines of any governmental or regulatory body or authority, in each case binding on or affecting the Party referred to in the context in which such word is used.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

“Licensed IP” means the Patent Rights, the Licensed Trademark and all other Intellectual Property of KLOX and its Affiliates relating solely to the Commercialization of the Products in the Territory.

“Licensed Trademark” means the trademarks as set out in Schedule B, or such other trademark as KLOX may from time to time designate in writing.

“Losses” has the meaning set forth in Section 14.1.

“Manufacture”, “Manufacturing” and “Manufactured” and their derivations mean all operations to receive all raw materials, components, packaging materials and other items necessary for, and all operations relating to, the production, packaging, labelling, handling, warehousing, quality control testing, customs clearance and shipping of the Products.

“Manufacturer” has the meaning set forth in Section 5.1.

“Manufacturing Costs” means the price, [***], payable by KLOX to Manufacture or have Manufactured each Product. Sandoz will be charged the [***] price [***] by KLOX, [***] in respect of KLOX’s [***] added by KLOX.

“Marketing Authorization” means such Authorizations of Health Canada as may be necessary to market and sell the respective Products in the Territory.

“Marketing Materials” has the meaning set forth in Section 4.6.

“Net Profits” means in respect of each Quarter (a) the amount by which the Net Sales during such Quarter exceed (b): to the extent not deducted in the calculation of Net Sales, the following direct costs for such period without any duplication whatsoever, (i) Manufacturing Costs, (ii) Replacement Product Costs (iii) Inbound Delivery Costs, (iv) Distribution Expenses, (v) Write-offs, (vi) Sales and Marketing Costs, the whole calculated in accordance with GAAP except that no overhead or indirect costs of any Party and, for the avoidance of doubt, none of the payments to be made pursuant to Section 6.1 or 6.2, shall be factored into, or taken into account in, any of the calculations.

“Net Sales” means the gross selling price of each Product in the Territory invoiced by Sandoz or its Affiliates to Third Parties, less the following deductions and offsets only, to the extent not already included in the Manufacturing Costs, Replacement Product Costs, Inbound Delivery Costs, Distribution Expenses, Write-offs or Sales and Marketing Costs and to the extent legally permitted: (a) credits, refunds, or allowances granted upon returns, rejections or recalls, retroactive price reductions, billing corrections or other allowances; (b) freight, shipping and insurance costs if included in the gross invoiced selling price; (c) [***];

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(d) sales, excise and value-added taxes, tariffs, customs duties, other taxes and surcharges and other charges by an Authority to the extent included in such selling price; (e) [***]; (f) [***] in connection with the sales of such Products, [***] together with any and [***] relating thereto; and (g) distribution fees and sales commissions paid to non-Affiliates of Sandoz; all of such deductions and offsets to be calculated in accordance with standard allocation procedures, allowance methodologies and accounting requirements consistently applied, which methods shall be in accordance with GAAP, consistently applied.

“Notifications” means all filings, notifications and submissions required by Law to market and sell any of the Products in the Territory.

“Patents” means any patent that is issued in the Territory from, or any patent application in the Territory that claims priority to, any of the patent applications filed in the Territory as set forth in Schedule C, including all divisional applications, reissues, and patent applications that are nationalized in the Territory. “Patents” excludes any patent or patent application claim that is directed to subject matter different from the Products or the Indications.

“Patent Rights” means all of the right, title and interest of KLOX and/or its Affiliates in and to the Patents.

“Parties” means KLOX and Sandoz, and “Party” means either one of them.

“Person” means an individual, partnership, limited partnership, joint venture, trustee, trust, corporation, company, unlimited liability company, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning.

“Prime Rate” means the rate of interest, expressed as an annual rate in effect from time to time, as charged by the Royal Bank of Canada from time to time as its prime rate with respect to commercial loans made in Canadian dollars in Canada to its Canadian commercial borrowers.

“Products” means (a) KLOX’s multi-LED Lumiderm™ light, (b) the current formulations of (i) KLOX’s product known as Lumigel Cleanse™ or LumiCleanse™ and any successor name thereto (currently including the gels, headband, spatula, goggles and glasses) and (ii) KLOX’s product known as Fast & Mild Beauty Gel™ or LumiBel™ and any successor name thereto (currently including the gels, headband, spatula, goggles and glasses), and (c) all Product Improvements.

“Product Complaint” means any report of an actual or potential failure of any Product to meet the standards set forth in regulatory filings, the Specifications or in such other agreements as may be entered into between the Parties.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

“Product Improvements” means all improvement to any Product contemplated by clauses (a) and (b) in the definition of Products for any of the Indications in the Field.

“Profit Share” means forty percent (40%) of the Net Profits.

“Quarter” means each calendar quarter during the Term, provided, however, that the first and last Quarters may be shorter than three (3) months; the first Quarter shall commence on the Effective Date and terminate on the last day of March, June, September or December thereafter, whichever is the first to occur, and the last Quarter shall commence on the first day of January, April, July or October, whichever is the last to occur, prior to the end of the Term and terminate on the last day of the Term.

“Quarterly Statements” means a report signed and certified as correct by a duly authorized senior financial officer of Sandoz containing with respect to each Quarter (a) all sales figures of Products, specifying the average gross sales price per Product, the total Net Sales and the number of each Product sold, (b) inventory status of Products, (c) a detailed breakdown of the amount of the total Net Profits, Net Sales, Manufacturing Costs, Inbound Delivery Costs, Distribution Expenses, and Sales and Marketing Costs for such Quarter, (d) confirmation of any prior period adjustments required in accordance with GAAP, (e) a computation of the Profit Share, if any, to be paid by Sandoz to KLOX, and (f) such other information required to confirm the correctness and accuracy of any payment made or other obligation in respect of the Profit Share, the whole in the form of the Quarterly Statement attached hereto as Schedule D.

“Receiving Party” has the meaning set forth in Section 9.1.

“Replacement Product Costs” has the meaning set forth in Section 8.2.

“Sales and Marketing Costs” means all reasonable, documented [***] direct costs and expenses incurred and paid, or accrued as payable, to Third Parties by Sandoz with respect to the advertising, marketing and promotion of sales of the Products in the Territory, including, to the extent directly allocable to the advertising, marketing and promotion of sale of the Products in the Territory, costs for advertisements, advertising agency fees, marketing, or promotional meetings scheduled primarily for the Products (including the launch meeting), purchase of data such as IMS, consulting fees (i.e. pricing and reimbursement and marketing), development and production of sales force training materials, website costs, appropriate use of multimedia and social networks, conventions and seminars (i.e. exhibit stand, registration and materials), [***], market research, sponsorships, [***], acquisition and shipping costs of training and sales and marketing materials, together with the product costs of field aids and sales premiums and other similar promotional items and direct and incremental costs related to the Products associated with the reimbursement assistance program. KLOX will be able to provide input on the Sales and Marketing Costs as part of KLOX’s participation in the agreement of the Annual Marketing Plan, as provided for in Section 4.2. “Sales and Marketing Costs” shall also include the actual direct costs in respect of the direct sales force promoting the

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

Products and marketing personnel assigned to the Products [***]. In the event, such sales force/marketing personnel are promoting the Products and any other product/products, Sandoz shall use reasonable efforts to apportion the time of such sales force/marketing personnel in proportion to the amount of time spent promoting the Products and the amount of time spent promoting other product/products. As it is difficult to apportion time spent accurately, as a general rule (i) if there are two products being promoted the costs will be apportioned [***]; and (ii) if there are three products the costs will be apportioned [***].

“Schedules” means the schedules to this Agreement, unless otherwise specified and the following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule	Description
Schedule A	Novartis Supplier Code
Schedule B	Licensed Trademarks
Schedule C	Patent Applications
Schedule D	Form of Quarterly Statement
Schedule E	Excluded Entities
Schedule F	Financial Model
Schedule G	Permitted Activities

“Specifications” means the KLOX specifications necessary to Manufacture and supply the Product, including all information, data, formulae, quality control/quality assurance procedures, assays and reports.

“Term” has the meaning set forth in Section 13.1.

“Terminating Party” has the meaning set forth in Section 13.2.

“Territory” means Canada.

“Third Party” means any Person other than KLOX and Sandoz and their respective Affiliates.

“With Lamp Product” means any biophotonic product in the Territory for any Indication outside the Field that requires the multi-LED Lumiderm™ light or any other lamp similar thereto to be used or applied and that competes with any Product for any Indication in the Territory.

“Without Lamp Product” means any new non-generic product in the Territory that does not require the multi-LED Lumiderm™ light or any other lamp similar thereto to be used or applied and that competes with any Product for any Indication in the Territory.

“Write-offs” means the Manufacturing Costs paid by Sandoz to KLOX of any Products that are no longer saleable due solely to expiry of the Products.

ARTICLE 2

APPOINTMENT

2.1 Appointment and License. Subject to and conditional upon all of terms and conditions herein, KLOX hereby:

(a)	appoints Sandoz and Sandoz hereby accepts appointment as KLOX’s exclusive distributor of the Products in the Territory for the Indications in the Field; and

(b)	grants Sandoz an exclusive license in the Territory to use the Licensed IP solely in association with the Commercialization of the Products in the Territory for the Indications in the Field.

2.2 Sandoz Undertakings. It is expressly understood and agreed that,

(a)	Sandoz shall not directly or indirectly (i) use any Licensed IP except as explicitly authorized pursuant to this Agreement, (ii) sell, market, distribute or export any Product outside of the Territory or knowingly sell, market or distribute any Product to any Person for resale, marketing, distribution or exportation outside the Territory, (iii) manufacture, market, promote, sell, distribute or otherwise make available any biophotonic product in the Territory for any Indication that competes with any Product for any Indication in the Field in the Territory, (iv) during the period commencing on the date of execution of this Agreement and ending on the fifth anniversary of the Effective Date, manufacture, market, promote, sell, distribute or otherwise make available any With Lamp Product, or (v) during the period commencing on the date of execution of this Agreement and ending on the third anniversary of the Effective Date, manufacture, market, promote, sell, distribute or otherwise make available any Without Lamp Product;

(b)	Sandoz shall refer to KLOX all inquiries received by it in connection with the sale, marketing and/or distribution of any Product outside the Territory;

(c)	Sandoz shall not (i) sell, transfer or assign any of the rights and authority granted Sandoz pursuant to this Agreement to any Person or (ii) except as set forth in Section 2.5, subcontract or otherwise enter into any other arrangement whatsoever with any Person with respect to any of the rights and authority granted to Sandoz pursuant to this Agreement;

(d)	Sandoz shall not modify any Product or any packaging thereof, labels thereto or inserts therein in any manner whatsoever; and

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(e)	Sandoz shall not directly or indirectly Commercialize any Product outside the Field or for any indication other than the Indications.

2.3 KLOX Undertakings. It is expressly understood and agreed that,

(a)	KLOX shall not directly or indirectly (i) manufacture, market, promote, sell, distribute or otherwise make available any biophotonic product in the Territory for any Indication that competes with any Product for any Indication in the Field in the Territory, (ii) during the period commencing on the date of execution of this Agreement and ending on the fifth anniversary of the Effective Date, manufacture, market, promote, sell, distribute or otherwise make available any With Lamp Product, or (iii) during the period commencing on the date of execution of this Agreement and ending on the third anniversary of the Effective Date, manufacture, market, promote, sell, distribute or otherwise make available any Without Lamp Product.

(b)	In the event that after the fifth anniversary of the Effective Date KLOX wishes to manufacture, market, promote, sell, distribute or otherwise make available any With Lamp Product, KLOX shall provide Sandoz the right of first negotiation for the exclusive marketing and sale of such product in the Territory (the “ROFN”), subject to the following:

(i)	The ROFN may be exercised by notice in writing to KLOX within [***] of receipt by Sandoz of written notice from KLOX advising Sandoz of such decision to market and sell such product in the Territory;

(ii)	In the event Sandoz duly and timely exercises such ROFN, then Sandoz and KLOX will enter into good faith negotiations to determine the terms and conditions of, and sign a distribution and supply agreement governing, the exclusive marketing and sale of such product for the Indication specified by KLOX outside the Field in the Territory; and

(iii)	If Sandoz and KLOX do not sign such a distribution and supply agreement prior to the [***] following Sandoz’s notice of exercise of the ROFN then KLOX shall have the right to enter into negotiations with third parties with respect to the marketing and sale of such product for such Indication outside the Field in the Territory under terms and conditions which are not more favorable than those proposed to Sandoz during the ROFN process.

(c)	In the event that after the third anniversary of the Effective Date KLOX wishes to manufacture, market, sell, distribute or otherwise make available any KLOX Without Lamp Product, then such product shall be subject to the ROFN set forth in paragraphs 2.3(b)(i), (ii) and (iii), the provisions of which shall apply mutatis mutandis.

2.4 Reserved Rights. Except for those rights expressly granted to Sandoz hereunder, all rights, express or implicit, with respect to the Products belong exclusively to KLOX. Without limiting the generality of the foregoing, nothing herein shall limit or restrict KLOX’s right to

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

directly or indirectly (a) conduct research and development with respect to products similar to any of the Products, (b) enhance and improve the Products, (c) manufacture, license or Commercialize any Product for any indication other than the Indications throughout the Territory, (d) subject to Sections 2.3(a) and (b), manufacture, license or Commercialize any Product in the Territory for any Indication, (e) Manufacture and supply or have Manufactured and supplied the Products hereunder, or (f) manufacture, license or Commercialize the Products or any improvements thereto for any indication including the Indications outside the Territory. In addition, until the Launch, KLOX may distribute Product in the limited manner described in Schedule G hereto.

2.5 Sublicense. Sandoz may subcontract its obligations hereunder and sublicense the rights granted pursuant to Section 2.1 above to a Third Party other than the entities listed in Schedule E hereto provided that (a) each such subcontract is approved in writing by KLOX, [***] (b) no such subcontract shall relieve Sandoz of its obligations hereunder, (c) each such subcontract shall automatically terminate upon the termination of this Agreement and (d) Sandoz shall be responsible for ensuring that each such subcontractor possesses the necessary skill and experience to enable it to perform the obligations subcontracted and does in fact perform such obligations in accordance with the terms and conditions of this Agreement.

ARTICLE 3

REGULATORY MATTERS

3.1 Authorizations. KLOX shall, at its expense, file all Notifications with all Authorities and obtain all Authorizations necessary to, market and sell the Products in the Territory for the Indications and to Manufacture or have Manufactured the Products for the Territory and identify Sandoz as the distributor of the Products in the Territory. Each Party shall be solely responsible for applying for and obtaining any and all other Authorizations necessary for each such Party to undertake and perform its activities as contemplated by this Agreement. The Parties shall cooperate with each other in good faith in connection with the efforts to obtain such Authorizations, including promptly providing all information required by any Authority to obtain any Authorization.

3.2 Changes to Registration Files. So long as Sandoz is authorized by KLOX pursuant to this Agreement to market the Products in the Territory, KLOX shall provide to Sandoz written notification of any changes made to KLOX’s registration files for the Products that Sandoz markets, promotes, distributes and sells hereunder.

3.3 Communications With Authorities. KLOX shall be responsible for interfacing, corresponding and meeting with all Authorities in connection with the Notifications and Authorizations for the Products and will keep Sandoz informed of such discussions and shall provide to Sandoz a copy of all filings or correspondence with, and all notices, responses and correspondence from, any Authorities in connection with the Patents.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

ARTICLE 4

PRODUCT PROMOTION

4.1 Launch and Promotion. Within [***] from the date of receipt by Sandoz of the Marketing Authorization (by way of cross-reference from the Marketing Authorization of KLOX) for the Products for the Indications and provided Sandoz has received quantities of Products sufficient for Launch of the Products in the Territory for the Indications, Sandoz shall actively Commercialize all of the Products for the Indications in the Field in the Territory in compliance with all applicable Laws and industry standards provided, however, that there may be up to a [***] day delay between the launch of the marketing of the Products for the acne and skin rejuvenation Indications.

4.2 Annual Marketing Plan. Sandoz shall be responsible for preparing the Annual Marketing Plan for the Products for each calendar year during the Term consistent with the terms and conditions of this Agreement and the Financial Model, subject to the following:

(a)	The Annual Marketing Plan shall include, to the extent reasonably available, the following, taking into account the lifecycle evolution of the Products:

(i)	a description of the market;

(ii)	a description of the promotional activities, strategies and promotional spend for the Products, including:

(A)	a breakdown of the number of primary, secondary and tertiary calls planned for the promotion of the Products;

(B)	details of all Sales and Marketing Costs and the anticipated deductions contemplated by clauses (c), (e), (f) and (g) of the definition of Net Sales provided, however, that all such deductions must be consistent within [***]% of the most recent forecast and model provided by Sandoz and approved by KLOX based on the Financial Model, unless otherwise agreed by the Parties;

(iii)	a description of pricing and positioning of the Products, subject, however, to the following:

(A)	the Parties will implement and enforce a pricing and marketing policy in order to maintain the Products at the described market position; and

(B)	subject to the minimum pricing set forth in the initial Annual Marketing Plan contemplated in Section 4.2(c), the prices and pricing strategies relating to the Products, including price increases and decreases and the timing thereof, shall be set forth in the Annual Marketing Plan;

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(iv)	forecasted sales or such other matters related to the Products as may reasonably be requested.

(b)	Sandoz shall deliver each Annual Marketing Plan to KLOX for review and approval by KLOX no later than [***] of each calendar year for the following calendar year, as per the Annual Marketing Plan approval process described below. Sandoz and KLOX may at any time and from time to time by mutual written agreement only, amend the Annual Marketing Plan to take into account the outcome of any marketing efforts, the actual sales of the Products and any other relevant factors.

(c)	Notwithstanding the foregoing, the initial Annual Marketing Plan will be provided to KLOX within [***] of the Effective Date and will cover the period from the Effective Date through December 31, 2014.

(d)	KLOX shall have [***] from its receipt of each subsequent Annual Marketing Plan within which to suggest revisions to the Annual Marketing Plan. Sandoz shall take into account all reasonable remarks that KLOX will make in respect of each such Annual Marketing Plan. In the event KLOX does not respond within such [***] period, then KLOX shall be deemed to have approved such Annual Marketing Plan. In the event KLOX timely delivers any objections to any Annual Marketing Plan, then Sandoz and KLOX shall work collaboratively in good faith in order to resolve any differences and to mutually approve in writing an Annual Marketing Plan no later than [***] of each calendar year. In the event the Parties do not approve the Annual Marketing Plan by such time, then Sandoz may proceed with its version of the Annual Marketing Plan provided it is consistent with the Financial Model and subject, however, to KLOX’s rights, if any, to terminate this Agreement pursuant to Section 13.3(b).

4.3 Marketing. Save and except as otherwise set out herein, Sandoz shall have full responsibility for all aspects of the Commercialization of the Products by it in the Territory provided, however, that Sandoz shall ensure that the Commercialization is conducted in order to exceed the expectations set out in the Financial Model. Sandoz agrees to use commercially reasonable efforts to promote the sale of the Products in the Territory and to this end shall conduct adequate sales activities in the Territory in order to expand the sales of the Product therein. Sandoz shall keep KLOX advised of general market and economic developments that may affect the sale of the Products in the Territory. In addition, Sandoz agrees that at least [***] during each [***] it shall participate in a strategy/performance review meeting, at the request of KLOX (at a place and time to be mutually agreed upon by the Parties) during which it shall, without limitation, provide KLOX with applicable updates on the matters set forth in the Annual Marketing Plan and this Section 4.3, review and discuss the various aspects of the advertising and sales promotion activities performed and to be performed by Sandoz with respect to the Products, review Sandoz’s current and future performance under the Agreement and update KLOX on the sales performance of the Products and on developments within the branded and generic marketplace.

4.4 Standards. Sandoz shall use commercially reasonable efforts to promote the sale of the Products through the use of appropriate methods common to the trade in the promotion of medical devices. All promotional representations by Sandoz shall be consistent with the applicable Marketing Authorizations. Sandoz shall not make any medical representation or representation with respect to any Product contrary to the approved Product monograph or which violates any applicable Laws. Sandoz shall be fully responsible for ensuring at its cost that promotional material regarding the Products used by Sandoz in the Territory complies with all applicable Laws.

4.5 Trade Name and Packaging. Sandoz shall at all times identify the Products by the applicable Licensed Trademark. In addition, Sandoz shall only use the Licensed Trademarks and Sandoz’ own trademarks in the Commercialization of the Products provided, however, that except as set forth in Section 7.6(b), Sandoz will not place its name or any of its trademarks on any Product or Commercialize in any way which may lead any reasonable person to conclude that Sandoz is the owner of the Products or Licensed Trademarks. KLOX acknowledges that any trademarks of Sandoz are and shall remain the exclusive property of Sandoz and/or its Affiliates. Under no circumstances is Sandoz authorized to use any trademark or trade name of KLOX other than the Licensed Trademarks in identifying or Commercializing the Products.

4.6 Materials. Throughout the Term, Sandoz shall:

(a)	develop and make available to KLOX on a regular basis and upon any reasonable request by KLOX, all relevant market research in its possession in relation to each Product, marketing plans, tag lines, logos, designs, art work, website design, advertising and other promotional materials used to Commercialize the Products in the Territory for the Indications (the “Marketing Materials”) provided, however, that (i) Sandoz shall not use any such Marketing Materials in connection with any Product unless they are approved in writing by KLOX. Sandoz hereby grants KLOX and its Affiliates a non-exclusive royalty-free license to use and modify such Marketing Materials in connection with the Products in or outside the Territory; provided however (i) that any trademarks of Sandoz or references to Sandoz are removed from such Marketing Materials, and (ii) such Marketing Materials are used by KLOX at its own risk;

(b)	ensure that all Marketing Materials prominently refer to KLOX and use the Licensed Trademarks in a manner approved by KLOX in writing;

(c)	develop and produce all training materials for its sales staff and all potential users of the Products and in connection therewith, KLOX shall make available to Sandoz such base training and educational materials as it may from time to time have in its possession; and

(d)	develop, maintain, review and host a branded website (if agreed by the Parties) for the marketing of the Products and in connection therewith, KLOX shall make available to Sandoz such base marketing materials as it may from time to time have in its possession.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(e)	Include patent number labelling on some or all of the Marketing Materials at the request of KLOX.

4.7 Training. Sandoz shall ensure that all personnel involved in the Commercialization of the Products are fully trained and knowledgeable in order to maximize sales and ensure compliance with this Agreement and that all purchasers and users of the Products are duly trained in the proper and safe use of the Products and in connection therewith, KLOX shall make available to Sandoz such base training and educational materials as it may from time to time have in its possession.

4.8 Sufficient Inventory. Sandoz shall ensure that sufficient stocks of the Products are carried by it to satisfy the demand for the Products in the Territory.

4.9 Reputation. Sandoz shall not do anything in connection with the Commercialization of the Products which would adversely affect the reputation and goodwill of KLOX and its Affiliates or adversely affect the high quality standards and reputation of the Products including, without limitation, the misbranding, adulteration of any Product and/or engaging in false or deceptive advertising practices, or non-compliance with any Authority.

4.10 Studies. Sandoz shall not conduct any studies including, without limitation, pre-clinical, or clinical studies, nor engage in any laboratory or research and development work with respect to any Product, other than post-marketing studies that are agreed by both Parties and that are limited to post-marketing surveillance of the Products. Sandoz shall promptly inform KLOX of all data and results generated from any such post-marketing studies performed by or on behalf of Sandoz pursuant to this Section 4.10.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1 Manufacturer. Subject to the terms and conditions of this Agreement, KLOX will use commercially reasonable efforts to forthwith identify and select a Third Party to Manufacture the Products to be sold by Sandoz pursuant to this Agreement as a subcontractor of KLOX (the “Manufacturer”). KLOX’s selection of the Manufacturer shall be subject to Sandoz’s approval, [***]. Sandoz shall not Manufacture, purchase or otherwise procure or deal in any Product from any source other than KLOX and shall not communicate with the Manufacturer with respect to the Products without the prior written consent of KLOX. KLOX shall from time to time have the right to replace the Manufacturer by itself or by any other Third Party, subject to the acceptance of Sandoz of the new Manufacturer, under terms and conditions acceptable to the Parties, acting reasonably. Any such change of Manufacturer shall not be implemented prior to the receipt of any required Authorizations by the Authorities in the Territory. KLOX shall be fully responsible and liable for the fulfillment of Manufacturer’s obligations under this Agreement, including without limitation to Manufacture and deliver Product in accordance with the terms and conditions of this Agreement.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

5.2 Assistance. KLOX shall grant to the Manufacturer a non-exclusive license to use KLOX’s Intellectual Property relating to the Products to the extent necessary to Manufacture the Products for the purpose of this Agreement and provide to the Manufacturer the technology transfer information and other technical support necessary to Manufacture the Products provided, however, that any training with respect thereto shall be at the Manufacturer’s cost.

5.3 Supply. Subject to the terms and conditions of this Agreement, KLOX agrees that it will supply to Sandoz, and Sandoz agrees that it will purchase and accept from KLOX such Products as may, from time to time, be ordered by Sandoz during the Term. Sandoz shall not manufacture, purchase or otherwise procure or deal in any Product from any source other than KLOX. The Parties will work closely to ensure continuous supply of Product to the market. The Manufacturing Costs for the multi-LED Lumiderm™ light, LumiCleanse™ and LumiBel™ Products shall be agreed by the Parties in writing, but shall not exceed (i) USD$[***] for the multi-LED Lumiderm™ light Product, (ii) $[***] for the LumiCleanse™ Product and (iii) $[***] for the LumiBel™ Product. KLOX shall, with Sandoz’s support, use commercially reasonable efforts to reduce its costs to manufacture and deliver the Products, and will pass on any achieved savings in such costs to Sandoz by lowering the Manufacturing Costs accordingly.

5.4 Shortage. In the event that any Product is in short supply, KLOX shall notify Sandoz of such shortage as soon as possible and allocate to Sandoz a prorated share of such Product available to KLOX taking into consideration Sandoz’s relative sales volume in relation to customers of KLOX and its other distributors. Subject to Section 13.4(c), such allocation shall be the only remedy available to Sandoz due to any such shortage, provided that KLOX shall use commercially reasonable efforts to eliminate, cure or overcome such shortage and to resume performance of its obligations hereunder as soon as reasonably possible. Within [***] after Launch, KLOX will put in place a contingency plan to deal with potential shortages of the Product for the Territory, which shall include, with Sandoz’s support, the qualification of a back-up manufacturer (subject to Sandoz’s approval which may not be unreasonably withheld or delayed) of the Products for the Territory.

5.5 Forecasts. In order that KLOX may properly and economically plan production of Products, on or before the [***] of each month of the Term, Sandoz shall provide KLOX with a written rolling [***] forecast, in a form to be agreed upon by the Parties, of the monthly requirements of each such Product.

The first [***] of each [***] forecast shall be binding on Sandoz.

5.6 Firm Purchase Orders. Sandoz shall order Products by way of firm purchase orders corresponding with the [***] binding part of the forecast (“Firm Purchase Order”), provided, however, that (a) Firm Purchase Orders shall not be made in any other form of document unless the Parties agree in writing, (b) all Firm Purchase Orders shall be non-cancellable by Sandoz provided, however, that KLOX or the Manufacturer shall be entitled to reject any Firm Purchase Order or portion thereof if (i) the quantities ordered do not materially comply with the provisions of this Section 5.6, (ii) if Sandoz is in default of any of its obligations under this Agreement, or (iii) the quantities ordered exceed the forecast provided, (c) Sandoz shall notify KLOX in writing of its desired shipment date(s) for the quantities of Products set forth in each such Firm Purchase Order, such notification to be delivered to KLOX at least [***] in advance of each such specified shipment date, and (d) each Firm Purchase Order shall be for at least the minimum order quantity for each respective Product ordered as shall be agreed between the Parties.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

5.7 Investment. The Parties will cooperate and work together in order to ensure that Products are available for Launch in the Territory.

5.8 Delivery. KLOX shall deliver or arrange for the delivery of the Products purchased by Sandoz to a carrier designated by Sandoz, Ex Works KLOX’s designated location in Canada (Incoterms 2010) (“Delivery”) within 120 days of receipt of the Firm Purchase Order. KLOX shall be responsible for loading Products onto the vehicle of Sandoz’ carrier at KLOX’s designated location or, in the event KLOX’s designated location in Canada is Sandoz’ warehouse in Canada for the warehousing of Products, then Sandoz shall be responsible for ensuring that it unloads the Products at the docks at such warehouse. For the avoidance of doubt, the costs paid by KLOX in connection with the foregoing form part of the Manufacturing Costs.

5.9 Risk of Loss. Title to the Products sold hereunder shall pass to Sandoz upon [***], whereupon Sandoz shall assume all risk of loss and damage.

5.10 No Liability. KLOX will ensure that the Manufacturer uses commercially reasonable efforts to comply with unplanned changes in Firm Purchase Orders but neither KLOX nor the Manufacturer shall be liable for the Manufacturer’s inability to do so.

5.11 Shelf Life. All LumiCleanse™ and LumiBel™ Products supplied by KLOX shall have a shelf life of no less than [***]% from the approved label at the time of Delivery.

5.12 Penalties. Neither KLOX nor the Manufacturer shall in any way be responsible for any third party contractual penalties payable by Sandoz as a result of any delay or failure to timely deliver any Product.

ARTICLE 6

FINANCIAL MATTERS

6.1 Signing Fee. Upon signature of this Agreement and receipt of a correct invoice from KLOX, Sandoz will pay to KLOX within [***] a non-refundable signing fee of $145,000 by wire transfer of immediately available funds to the account designated in writing by KLOX. After January 1, 2014 and on or before January 31, 2014 and upon receipt of a correct invoice from KLOX, Sandoz will pay to KLOX a second non-refundable signing fee of $405,000 by wire transfer of immediately available funds to the account designated in writing by KLOX. In the event either of such signing fees is not duly paid when due, and provided KLOX has thereafter notified Sandoz in writing of KLOX’s intention to terminate the Agreement within [***] if payment is not made by Sandoz, then this Agreement may be terminated by KLOX upon a further written notice to Sandoz and all of the payments to KLOX set out in this Section 6.1 and in Section 6.2 will become immediately due and payable, provided such termination notice is delivered before late payment is made by Sandoz.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

6.2 Milestone Payments. Acne Indication.

(a)	After January 1, 2014 and on or before January 31, 2014 (or such later date as the conditions in the immediately following clauses (i) and (ii) are fulfilled) and (i) upon receipt of a correct invoice from KLOX and (ii) provided Sandoz has received Marketing Authorization (by way of cross-reference from the Marketing Authorization of KLOX) from Health Canada for the multi-LED Lumiderm™ light and LumiCleanse™ Products for the acne indication, Sandoz will pay to KLOX a fee of $[***] by wire transfer of immediately available funds to the account designated in writing by KLOX. Such fee shall be refunded by KLOX only in the event that (i) none of the Patents is issued for the acne indication in the Territory by the fourth anniversary of the Launch; (ii) all of the Patents granted in the Territory for the acne indication are invalidated prior to the fourth anniversary of the Launch, and all appeals have been exhausted; or (iii) this Agreement is terminated by Sandoz pursuant to Section 13.2 or 13.4 prior to the fourth anniversary of the Launch.

(b)	Skin Rejuvenation Indication After January 1, 2014 and on or before January 31, 2014 (or such later date as the conditions in the immediately following clauses (i) and (ii) are fulfilled) and (i) upon receipt of a correct invoice from KLOX and (ii) provided Sandoz has received Marketing Authorization (by way of cross-reference from the Marketing Authorization of KLOX) from Health Canada for the multi-LED Lumiderm™ light and LumiBel™ Products for the skin rejuvenation indication, Sandoz will pay to KLOX a fee of $[***] by wire transfer of immediately available funds to the account designated in writing by KLOX. Such fee shall be refunded by KLOX only in the event that (i) none of the Patents is issued for the skin rejuvenation indication in the Territory by the fourth anniversary of the Launch; (ii) all of the Patents granted in the Territory are invalidated prior to the fourth anniversary of the Launch, and all appeals have been exhausted; or (iii) this Agreement is terminated by Sandoz pursuant to Section 13.2 or 13.4 prior to the fourth anniversary of the Launch.

6.3 Invoice Amount. For and in consideration for each Product delivered, Sandoz shall pay to KLOX the Manufacturing Cost thereof, plus all applicable goods and services and sales taxes.

6.4 Invoicing. Upon Delivery, KLOX shall invoice Sandoz for the Manufacturing Cost for each Product delivered, plus applicable goods and services and sales taxes.

6.5 Payment Terms. Sandoz shall pay KLOX the Manufacturing Cost and all applicable taxes for each Product within net [***] of Delivery.

6.6 Profit Share and Reports. Sandoz shall deliver to KLOX (a) within [***] following the end of each Quarter of the Term, the Quarterly Statement together with the Profit Share (plus any sales taxes, if any) payable in respect of such Quarter. The Quarterly Statement shall be subject to verification as set forth in Section 6.10.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

6.7 Relationship. The collection, holding and remittance of the Profit Share by Sandoz shall in no way constitute KLOX as an agent or partner of Sandoz and the Parties hereto specifically renounce any intent to form a partnership or joint venture that may be inferred in connection with the Profit Share. Neither Party hereto has any authority to assume or create any obligation or liability, express or implied, on behalf of or in the name of the other Party in connection with the collection, holding and remittance of the Profit Share.

6.8 Interest. Any and all amounts payable pursuant to this Agreement, including, without limitation, the milestone payments contemplated by Section 6.2, the Manufacturing Costs and Profit Share, if any, and all interest thereon and applicable taxes, and which are outstanding at any time in whole or in part beyond the delay provided for payment shall bear interest on the outstanding sum owing thereunder at the rate per annum equal to the Prime Rate plus [***] percent ([***]%) calculated daily and payable monthly in arrears on the last day of each and every month, with interest on all overdue interest at the same rate and calculated and payable in the same manner.

6.9 Set-off. Any and all payments to be made from time to time by a Party to the other Party, including, without limitation, the milestone payments contemplated by Section 6.2, the Manufacturing Costs and Profit Share, if any, and all interest thereon and applicable taxes, shall not be subject to any right of set-off, compensation, abatement, reduction or deduction for any reason whatsoever, including, without limitation, any deduction for returns or expired product.

6.10 Audit:

(a)	Sandoz shall, at its own expense and in accordance with GAAP, prepare and maintain complete and accurate records and books of account containing all information required for (i) the computation and verification of the Net Sales and Net Profits during the Term and for a period of [***] after its expiry (or such longer period as may be required by applicable Laws), and (ii) the computation and verification of the Profit Share, during the Term and for a period of [***] after its expiry (or such longer period as may be required by applicable Laws).

(b)	Sandoz shall, upon reasonable request, permit an internal representative or an independent certified public accountant in each case selected and paid for by KLOX to have free access during regular business hours to Sandoz’s offices, files, books and account and other records relating to the previous [***], for the purpose of verifying and auditing (i) the calculation of the Net Sales and Net Profits remitted to KLOX by Sandoz, and (ii) the reports and Profit Share remitted to KLOX by Sandoz.

(c)	The cost of such inspection, examination or audit shall be borne by KLOX unless such inspection, examination or audit reflects an underpayment of [***] percent ([***]%) or more in the Profit Share remitted and reported by Sandoz and the actual Profit Share due pursuant to this Article 6:

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(d)	In the event of any such underpayment, Sandoz shall immediately pay to KLOX any unremitted amounts of Profit Share with interest as stipulated in Section 6.8, calculated from the [***] following the date on which same was due and payable and shall reimburse KLOX for all reasonable expenses incurred in connection with such inspections, examinations and audits. In the event the audit shows an overpayment by Sandoz, KLOX shall immediately reimburse Sandoz the overpaid amounts of Profit Share with interest as stipulated in Section 6.8, calculated from the [***] following the date on which the overpayment becomes payable.

6.11 Taxes. Each Party shall be responsible for the payment of their own applicable custom duties, sales, goods and services, excise, value added and other similar taxes, duties and charges of any nature whatsoever due or payable in respect of any payment contemplated by this Agreement. Any payments under this Agreement shall be paid in full without any deduction or withholding of taxes, except to the extent required by law. If any taxes are required to be deducted or withheld by Sandoz pursuant to legal requirements, Sandoz will (i) pay the taxes to the taxing authority, (ii) send proof of such payment to KLOX, and (iii) use reasonable efforts to assist KLOX in its efforts to obtain a credit for such tax payment. Each Party agrees to use reasonable efforts to assist the other Party in claiming any legal exemptions from the respective obligation to deduct or withhold tax under double taxation treaties available under applicable double tax treaties or other applicable laws.

ARTICLE 7

QUALITY ASSURANCE

7.1 Quality Assurance. KLOX shall be responsible for inspecting and quality control testing the raw materials and packaging materials for Products and to perform testing of Products to ensure compliance with the Specifications, GMP, GDP and all applicable Laws and determining whether same are fit for use in the Manufacture, production and packaging of the Products hereunder. Within [***] of the execution of this Agreement, the Parties shall prepare and execute a Quality Assurance Agreement to set forth the quality control and quality assurance obligations of the Parties, the whole in accordance with GMP, GDP and all applicable Laws.

7.2 Storage and Distribution. Both Parties shall:

(a)	adhere to all requirements of all applicable Laws and reasonable instructions of the other Party from time to time that relate to the storage, distribution and handling of the Products in the Territory and comply with GDP and GMP;

(b)	store the Products in a safe and secure environment and follow Canadian regulations with regard to maintaining storage conditions as listed on the Product monograph, if applicable and ensure that they are adequately insured or self-insured; and

(c)	adhere to the said Quality Assurance Agreement and any other agreement required by Law.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

7.3 Post-Delivery Inspection.

(a)	After delivery of a shipment of LumiCleanse™ and/or LumiBel™ Products, Sandoz, an Affiliate of Sandoz, or a Third Party on behalf of Sandoz, will perform a visual incoming inspection in accordance with common pharmaceutical industry standards and inspect with reasonable care an adequate number of samples of the LumiCleanse™ and/or LumiBel™ Products for conformity to the Specifications. Any apparent defects detected during such visual inspection or any failure of such LumiCleanse™ and/or LumiBel™ Products to comply with the Specifications or the requirements as set out in this Agreement or the Quality Agreement (the “Rejected Product”) shall be notified in writing to KLOX (a “Rejection Notice”) (i) within [***] after receipt of the LumiCleanse™ and/or LumiBel™ Products for apparent defects, or (ii) within [***] after discovery, for a failure to comply with the Specifications or with the requirements as set out in this Agreement or the Quality Agreement. Each batch of each LumiCleanse™ and/or LumiBel™ Product delivered to Sandoz shall be deemed accepted unless Sandoz gives the Rejection Notice to KLOX within the time limits set out above. A Rejection Notice shall state why the Rejected Product is not acceptable to Sandoz and shall be accompanied by any written reports relating to tests, studies or investigations to that date conducted by or for Sandoz on the Rejected Product. After giving a Rejection Notice, Sandoz shall, upon the request of KLOX, return to KLOX any Rejected Product, at KLOX’s sole expense, subject to 7.3(f) below.

(b)	KLOX will have [***] from the receipt by KLOX of the Rejection Notice (or if requested, the Rejected Product or samples thereof), to conduct such investigations as may be necessary and notify Sandoz that it denies or accepts responsibility for the problem with the Rejected Product.

(c)	If KLOX accepts responsibility for the problem, or is determined pursuant to Section 7.3(d) below to be responsible for such problem, then:

(i)	KLOX shall at its option, either use its reasonable commercial efforts to replace the Rejected Product with an equivalent quantity of new LumiCleanse™ and/or LumiBel™ Product, as applicable, within [***] or reimburse Sandoz the amounts paid to KLOX, if any, for the delivery of Rejected Product or samples thereof; and

(ii)	KLOX shall dispose of Rejected Products and all other waste generated from the manufacture of LumiCleanse™ and/or LumiBel™ Products at its expense pursuant to all applicable Laws.

(d)	If KLOX denies responsibility or fails to accept responsibility within the [***] period, then representative samples of the Rejected Product shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the cost of which shall be paid by the Party against whom the discrepancy is unfavourably resolved by the independent laboratory or consultant. The decision of such independent laboratory or consultant shall be final and binding upon the Parties.

(e)	If KLOX is determined to be responsible for such problem, then Section 7.3(c) above shall apply.

(f)	If Sandoz is determined to be responsible for such problems, Sandoz shall (i) reimburse the amount paid by KLOX, if any, for delivery of the Rejected Product or samples thereof to KLOX (and any amount repaid to Sandoz in respect of the Rejected Product) (ii) pay to KLOX, to the extent not already paid, the amount payable for the Rejected Product contemplated by Section 6.3 with interest, as set forth in Section 6.8, calculated from the original date of Delivery thereof, and (iii) retain or take possession, as the case may be, of all such Rejected Product and dispose of same at its sole risk and expense.

7.4 Compliance. KLOX shall be responsible for the final release of each shipment of Product and Sandoz shall ensure that each Product is supplied to the users thereof in accordance with GMP and GDP.

7.5 Quality Audit. For the purpose of permitting a quality and compliance audit, including compliance with applicable Laws, GDP and GMP, upon reasonable notice and during regular business hours, both Parties or its representatives shall have the right to review and audit the facilities of the other Party and of the Manufacturer to observe, assist and assure the quality of Products.

7.6 Finished Packaging and Labelling.

(a)	Sandoz shall be responsible for providing to KLOX the finished artwork and labelling for the finished Products, which must be acceptable to KLOX, acting reasonably, and all costs associated with any changes to such artwork or labelling.

(b)	Sandoz’s name shall appear on the label or on the Products as “distributed by Sandoz” subject, however, to any requirements of the applicable Authorities from time to time.

ARTICLE 8

COMPLAINTS AND PRODUCT DEFECTS

8.1 Medical Affairs. Sandoz shall employ a sufficient number of qualified medical personnel to perform any duties related to the Commercialization of the Products that require specific medical qualifications and shall comply with this Agreement and all agreements entered into pursuant to this Agreement. Sandoz shall provide any medical information on any Product requested by customers and all users thereof. Such medical information shall consider the registration status of the Products, available scientific information and shall be provided in a manner consistent with applicable Laws and a form and in format appropriate for the target audience and as instructed by KLOX.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

8.2 Product Complaints. All Product Complaints, with the exception of Product Complaints relating to the multi-LED Lumiderm™ light Product, shall be the responsibility of Sandoz, who undertakes to diligently handle such complaints and immediately communicate such Product Complaints to KLOX. In the event that KLOX becomes aware of any such Product Complaints, it shall immediately notify Sandoz of said complaints, cooperate with Sandoz and provide Sandoz with reasonable assistance in the handling of said Product Complaints by Sandoz. Sandoz will handle Product Complaints with its customers provided, however, that KLOX shall be responsible (either itself or through the Manufacturer or a subcontractor) for processing all Product Complaints and handling all repairs and/or replacements of the multi-LED Lumiderm™ light Product and for providing customer services with regard to the multi-LED Lumiderm™ light Product. In the event, a multi-LED Lumiderm™ light Product needs to be repaired or replaced and the cost of such repair or replacement is not (i) covered under the terms of KLOX’s warranty received from the Manufacturer of the multi-LED Lumiderm™ light Product or (ii) otherwise recoverable by KLOX; then Sandoz and KLOX shall agree whether it is appropriate to repair/replace the multi-LED Lumiderm™ light Product and, if so, the cost of such repair/replacement and all related handling charges shall be paid by Sandoz and considered replacement costs (the “Replacement Product Costs”) which will be deducted from the calculation of Net Profits.

8.3 Recalls. Each Party shall within [***] timely advise the other Party in writing of any potential problems which might reasonably be expected to result in a recall, market withdrawal or field correction (a “Recall”) of any Product sold in accordance with this Agreement. Both parties shall cooperate and work together in conducting any Recall provided. All reasonable and direct out-of-pocket costs associated with a Recall shall be borne by the Party responsible for the Recall.

8.4 Adverse Events. The Parties, as holders of the Marketing Authorizations shall be responsible for fulfilling their respective pharmacovigilance obligations under the Laws related to the Product marketed under this Agreement.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality. All Confidential Information furnished by or on behalf of one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with this Agreement or with any proposal to or from or any negotiation between the Parties shall be kept confidential by the Receiving Party, except for purposes authorized by this Agreement, and the Receiving Party shall not use for itself or others, or disclose Confidential Information to any Person unless previously authorized in writing by the Disclosing Party to do so; provided, however, that the Receiving Party may (i) disclose the Confidential Information to its directors, officers and employees who require the Confidential Information for the purposes contemplated by this Agreement and (ii) disclose Confidential Information to its Affiliates strictly on a need-to-know basis for internal auditing purposes in relation to the use of the Confidential Information in the Territory by Sandoz as permitted under this Agreement and as required by the Affiliates as part of Sandoz’ requirement as a part of the Novartis group of companies to report on its operations to its Affiliates; provided that (a) such directors, officers, employees and Affiliates are made aware of, and agree to be bound by the provisions of this Article 9, (b) such Affiliates sign

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

a confidentiality agreement with KLOX under terms and conditions substantially similar to the terms and conditions set forth in this Article 9 should the scope of any internal audit require any audit of the Licensed IP, (c) such directors, officers, employees and Affiliates shall not use the Confidential Information for any other purposes and (d) the Receiving Party shall be responsible for all violations of this Agreement by such directors, officers, employees and Affiliates.

9.2 Exclusion. The restrictions imposed by this Article 9 shall not apply to the disclosure of Confidential Information which: (a) is now, or which hereafter, through no act or failure to act on the part of the Receiving Party, becomes generally known or available to the public without breach of this Agreement; (b) is known to the Receiving Party at the time of disclosure of such Confidential Information provided that the Receiving Party can satisfactorily demonstrate such prior knowledge and that such knowledge was not gained from third parties through breach of secrecy; (c) is hereafter furnished to the Receiving Party in good faith by a third party without breach by such third party, either directly or indirectly, of an obligation of secrecy to the Disclosing Party; (d) is developed independently by the Receiving Party, as evidenced by its written records; or (e) is approved for use or disclosure by written authorization of the Disclosing Party.

9.3 Disclosures Required under Applicable Laws. Notwithstanding the terms of this Article 9, the Receiving Party shall be entitled to disclose the Confidential Information to the extent required by applicable Laws provided that it provides the Disclosing Party with written notice that the Confidential Information is proposed to be disclosed sufficiently in advance of the proposed disclosure so as to provide the Disclosing Party with reasonable opportunity to seek to prevent the disclosure of or to obtain a protective order for the Confidential Information, and provided further that the Receiving Party makes any required disclosures in consultation with the Disclosing Party and only discloses that portion of the Confidential Information which is legally required.

9.4 No License. Except as provided herein, this Agreement in no way confers on the Receiving Party any right or license of any kind regarding any Confidential Information of a Disclosing Party and no right or license under any patent, patent application, copyright or trade mark is granted, or to be construed as being granted, to the Receiving Party.

9.5 Survival. The provisions of this Article 9 shall remain in force for a period of [***] following the termination of this Agreement, except with respect to any Confidential Information considered to be a trade secret, the protection of which shall be unlimited in duration.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 No License. In no way whatsoever does this Agreement confer on either Party any right or license of any kind regarding Intellectual Property except for the specific rights granted pursuant to this Agreement.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

10.2 Patents.

(a)	KLOX shall use commercially reasonable efforts to apply for and obtain the Patents in a timely manner. With regard to the Patents already filed in Canada, KLOX shall use commercially reasonable efforts to file for an accelerated review of such Patents within [***] after the Effective Date. For other Patents to be filed in Canada covering exclusively the Indications, KLOX shall use commercially reasonable efforts to file for an accelerated review of such Patents at the time of filing. In the event that none of the Patents are issued for the Indication for such Products in the Territory by the [***] of the Launch or if all of the Patents granted in the Territory are later invalidated and all appeals have been exhausted; and Sandoz decides not to terminate the Agreement (as permitted, if applicable, in accordance with Section 13.4(b)) and if a Third Party enters the market with a product similar to any Product and for an indication the same as any of the Indications, then the Profit Share for such Product only shall thereafter be [***]%) of the Net Profits for such Product only.

(b)	Sandoz shall not use the Patents or KLOX’s Confidential Information relating to the Products in any manner whatsoever calculated to represent that Sandoz is the owner thereof. Sandoz agrees that upon the expiration or prior termination of this Agreement it shall not thereafter use the Patents relating to the Products for any purpose whatsoever.

(c)	All discoveries, inventions, improvements, new uses, processes, trade secrets, techniques, whether patentable or not, arising from post-marketing studies (if applicable) performed by Sandoz or its Affiliates in connection with the Products shall be the sole and exclusive property of KLOX, and KLOX shall have the sole and full right, title and interest thereto.

10.3 Contest. If Sandoz determines to make, file or maintain any claim, demand, lawsuit, cause of action or other action or proceeding, alleging that any of the Patents are invalid or unenforceable in any court or other governmental organization or before any other arbitrar (collectively, a “Challenge Action”), Sandoz shall notify KLOX in writing of such determination (such notice a “Challenge Notice”) no less than [***] prior to the making or filing such Challenge Action. Sandoz shall include in any Challenge Notice a reasonably detailed summary of its reasons for believing that the Patent is invalid or unenforceable, and Sandoz will include with any Challenge Notice an identification of all prior art or other information it believes would render the Licensed Patent invalid or unenforceable. If KLOX receives a Challenge Notice from Sandoz, thereafter KLOX may, at its option and in its sole discretion terminate this Agreement (in its entirety or on a Patent-by-Patent basis, Product-by-Product basis, or Indication-by-Indication basis) by providing written notice of termination to Sandoz, and, if KLOX so chooses, sue Sandoz for infringement in any forum of competent jurisdiction of KLOX’s choosing.

10.4 No Impairment. Sandoz will not do, or omit to do, anything in its use of the Licensed IP that could adversely affect the validity or enforceability thereof, or use any Licensed IP in any manner that would injure the reputation of KLOX or its Licensed IP. During the Term, Sandoz will not apply for, or aid or abet others to apply for, trademark registrations in the Territory or elsewhere of any mark or design which includes the Licensed Trademarks (or any

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

variation that is likely to infringe or be confusing similar with the Licensed Trademarks), alone or in combination with except with KLOX’s prior written consent, nor will Sandoz contest KLOX’s rights in and to KLOX’s Intellectual Property. All goodwill in and to the Licensed IP and all uses of the Licensed IP will enure to the benefit of KLOX.

10.5 Licensed Trademark. Without limiting the generality of Sections 4.5, 4.9 and 10.3, (a) Sandoz shall not directly or indirectly (i) alter, modify, dilute or otherwise misuse the Licensed Trademark, (ii) bring the Licensed Trademark into disrepute, (iii) Commercialize any damaged Products or seconds bearing the Licensed Trademark or (iv) counsel, procure or assist anyone else to do any of the foregoing, (b) Sandoz shall (i) affix the trademark notice (TM) or (®) next to the Licensed Trademark on the Products as instructed by KLOX from time to time, and (ii) ensure that any and all direct or indirect use of the Licensed Trademark by Sandoz is restricted to the Commercialization of the Products in accordance with the terms and conditions of this Agreement, and (c) Sandoz acknowledges that any material and deliberate use or attempted use of the Licensed Trademark in violation of any of the foregoing without the prior written consent of KLOX will be invalid and constitute a material breach of this Agreement.

10.6 Notice. Each Party will immediately notify the other Party of any challenge or claims of infringement regarding the Commercialization of the Products, or of any infringement of the Licensed IP by any Third Party.

10.7 Protection. KLOX shall, at its cost and expense, use commercially reasonable efforts to prepare, file, prosecute (including interference and opposition proceedings) and maintain (including interferences, re-examination and opposition proceedings) the Licensed IP in the Territory, protect the Licensed IP from any invalidity, nullity, revocation, re-examination or compulsory license proceeding, and enforce the Licensed IP from any infringement thereof. Any proceeding to enforce or defend the Licensed IP may only be brought by KLOX in KLOX’s discretion and at KLOX’s cost and expense and KLOX will have sole conduct and control of such proceedings. In connection therewith, Sandoz will reasonably cooperate in providing to KLOX in a timely manner any data that is in its possession along with declarations or other documents as may be useful in prosecution or litigation of the Licensed IP. Any recoveries obtained by KLOX with respect to such action or proceeding against the Third Party infringing the Licensed IP by commercializing any Product, or any amounts obtained in settlement thereof, shall firstly be allocated to reimburse each of KLOX and Sandoz for any internal and out-of-pocket costs incurred by them with respect to such action or proceeding (allocated between them in proportion to the costs borne by each of them if such recoveries or settlement amounts are insufficient to fully reimburse such costs) and the remainder thereof shall be paid to KLOX and Sandoz in the proportion of [***]% for KLOX and [***]% for Sandoz.

10.8 Actions outside the Indications and Territory. Sandoz shall not directly or indirectly, make, use, sell, commercialize or otherwise make available any product or service that includes any of the Licensed IP outside of the Territory or outside the Product Indications. If Sandoz becomes aware that any of its third party sublicensees, licensees, customers, resellers, sales agents, manufacturers or distributers is manufacturing, selling or facilitating the sale of the Products outside of the Territory or the Indications, then Sandoz will immediately notify KLOX of such activity.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

ARTICLE 11

INSURANCE

11.1 Insurance. During the Term, each of KLOX and Sandoz shall carry and maintain in force, at its sole expense, comprehensive general liability insurance (including but not limited to commercial general liability and products liability) and professional liability insurance (through commercially placed insurance, self-insurance or a combination of self-insurance and commercially placed insurance) with a minimum of not less than $[***] per occurrence. All such commercially placed insurance shall (a) be issued by insurers having [***] or higher rating and (b) name the other Party as an additional insured with a full waiver of subrogation in favour of such other Party. Each Party shall provide the other Party at least thirty (30) calendar days advance notice of any cancellation, termination, or material alteration of said insurance policies. Each Party shall deliver to the other Party, prior to the execution of this Agreement and at any other time upon reasonable request, an insurer or insurer’s agent signed certificates of insurance as well as all other documents which such other Party may reasonably require, as evidence that policies providing such coverage and limits of insurance are in full force and effect. If any such insurance is on a “claims made basis”, such insurance must be maintained for [***] following termination of this Agreement for any reason whatsoever.

11.2 Failure to Comply. Neither the failure of a Party to comply with any or all of the insurance provisions of this Agreement nor the failure to secure endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement shall be construed to limit or relieve such Party of any of its obligations under this Agreement including, without limitation, those set out in Article 14.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Sandoz. Sandoz represents and warrants to KLOX as follows and acknowledges that KLOX is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	Sandoz is a corporation organized and existing under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder. No action has been taken by the directors, shareholders or any other Person to dissolve Sandoz.

(b)	This Agreement has been duly authorized, executed and delivered by Sandoz and is a legal and binding obligation of Sandoz, enforceable against Sandoz by KLOX in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	Sandoz has taken all necessary corporate action and proceedings to enable it to enter into this Agreement and to perform its obligations hereunder.

(d)	The execution and delivery of this Agreement by and the consummation of the transactions herein provided for will not result in a breach of, or conflict with:

(i)	any of the terms or conditions of Sandoz’s articles, by-laws or resolutions of the board of directors (or any committee thereof);

(ii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Sandoz; or

(iii)	any applicable Law.

(e)	Sandoz is not obliged to make any filing with, give any notice to or obtain any Authorization of any Authority as a condition of the lawful consummation of the transactions contemplated by this Agreement other than as expressly provided for herein in connection with the Products.

12.2 KLOX. KLOX hereby represents and warrants to Sandoz as follows and acknowledges that Sandoz is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	The Products shall, at the time of delivery (i) fully meet the Specifications, (ii) have been Manufactured and supplied in compliance with all applicable Laws and the requirements to be set out in the Quality Agreement, and (iii) be free from any liens, encumbrances or other Third Party’s rights.

(b)	KLOX has the rights in and access to the Licensed IP in the Territory and is entitled to grant the rights and licenses to Sandoz in the Territory as set out in this Agreement. To the best of KLOX’s knowledge, no Third Party has any rights in or to the Licensed IP that would impair the rights of Sandoz under this Agreement in the Territory.

(c)	To the best of KLOX’s knowledge as of the Effective Date based on a reasonable assessment, the Manufacture, offer for sale or sale of the Products in the Territory does not infringe any patent rights of any Third Parties.

(d)	KLOX is a corporation organized and existing under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder. No action has been taken by the directors, shareholders or any other Person to dissolve KLOX.

(e)	This Agreement has been duly authorized, executed and delivered by KLOX and is a legal and binding obligation of KLOX, enforceable against KLOX by Sandoz in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(f)	KLOX has taken all necessary corporate action and proceedings to enable it to enter into this Agreement and to perform its obligations hereunder.

(g)	The execution and delivery of this Agreement by KLOX and the consummation by it of the transactions herein provided for will not result in a breach or violation of any of the provisions of, or constitute a default under, or conflict with:

(i)	any of the terms or conditions of KLOX’s articles, by-laws, or resolutions of the board of directors (or any committee thereof);

(ii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over KLOX; or

(iii)	any applicable Law.

(h)	KLOX is not obliged to make any filing with, give any notice to or obtain any Authorization of any Authority as a condition of the lawful consummation of the transactions contemplated by this Agreement other than as expressly provided for herein in connection with the Products.

12.3 Acknowledgements. Both Parties expressly acknowledge that:

(a)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; and

(b)	the representations and warranties set out in Section 12.1 and 12.2 shall extend only to the Parties and shall not be assignable in any way whatsoever.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement is effective from the Effective Date and shall continue in full force and effect for a period of five (5) years from the Effective Date (the “Initial Term”). Notwithstanding the above, unless Sandoz provides KLOX with notice in writing of its intent to terminate the Agreement at least twelve (12) months before the end of the Initial Term, the Term will automatically extend for the later of (i) five (5) additional years or (ii) until the date of expiry of the Patents (the “Extended Term”; the Initial Term, and the Extended Term if applicable, shall be referred to herein as the “Term”).

13.2 Termination with Cause. Either Party hereto (the “Terminating Party”) may terminate this Agreement immediately in the event that:

(a)	the other Party (the “Defaulting Party”) fails to fulfill any of its obligations under this Agreement relating thereto and such failure is not remedied by the Defaulting Party within thirty (30) days of receipt of written notice from the Terminating Party with respect thereto;

(b)	the Defaulting Party makes an assignment for the benefit of its creditors generally, or if the Defaulting Party is declared bankrupt, or a petition in bankruptcy is filed against the Defaulting Party, or the Defaulting Party files an assignment in bankruptcy or makes a proposal to its creditors or takes, or attempts to take, advantage of any legislation for the relief of bankrupt or insolvent debtors, or a receiver, trustee, manager or any official having similar powers is appointed or assumes direction with respect to the Defaulting Party or any portion of its business affairs or property; or

(c)	any service or process of execution or judgment be enforced or levied upon any of the Defaulting Party’s property, rights or assets and remains unsatisfied for a period of thirty (30) days or is not discharged within said delay, provided that such service or process of execution or judgment is not in good faith disputed by the Defaulting Party and in that event, provided further that non-payment thereof shall not, in the sole opinion of the Terminating Party, jeopardize or impair the Defaulting Party’s performance of its obligations hereunder.

13.3 Early Termination by KLOX. Without prejudice to any other remedies available to it at law or in equity, KLOX may terminate this Agreement for any of the reasons listed below, after providing thirty (30) days notice, in writing, to Sandoz of its intent to so terminate the Agreement unless Sandoz remedies its default. During such thirty (30) day period the Parties will meet to attempt, acting in good faith, to permit Sandoz to remedy the default. In the event Sandoz is unable to remedy the default and if the Parties are unable to agree on a satisfactory alternative resolution of the default, KLOX may terminate the Agreement upon a further written notice to Sandoz. The reasons are:

(a)	if Sandoz fails to purchase from KLOX at least 20 units of the multi-LED LumidermTM light Product, inclusive of all units purchased prior to Launch, by the end of the first twelve (12) months following the Launch, at least 40 units of the multi-LED Lumiderm™ light Product, inclusive of all previous units purchased, by the end of the second twelve (12) month period following the Launch, or at least 60 units of the multi-LED Lumiderm™ light Product, inclusive of all previous units purchased, by the end of the third twelve (12) month period following the Launch;

(b)	if Sandoz does not use commercially reasonable efforts to Commercialize the Products;

(c)	if Sandoz fails to submit a Quarterly Statement or pay any Profit Share twice in any twelve (12) month period; or

(d)	if the Profit Share payable to KLOX is less than $400,000 during the third calendar year commencing after the date of Launch or during any subsequent calendar year of the Term.

13.4 Early Termination by Sandoz. Without prejudice to any other remedies available to it at law or in equity, Sandoz may terminate this Agreement for any of the reasons listed below, after providing thirty (30) days notice (unless otherwise provided below), in writing, to KLOX:

(a)	if the Marketing Authorizations for the Products are not obtained;

(b)	if none of the Patents for the Territory is issued for the Indications for such Products in the Territory by the fourth anniversary of the Launch, or if all of the Patents granted in the Territory are invalidated prior to the fourth anniversary of the Launch and all appeals have been exhausted; or

(c)	in the event KLOX is unable for a period of nine (9) months or longer to supply Sandoz with Products.

13.5 Consequences of expiration or termination. In the event of expiration or earlier termination of this Agreement for any reason whatsoever, then:

(a)	Sandoz shall immediately cease marketing, selling and distributing the Products;

(b)	all licenses and other rights granted hereunder by KLOX to Sandoz shall automatically terminate;

(c)	Sandoz shall, at its sole cost and expense, (i) immediately surrender, cancel and rescind or cause to be surrendered, cancelled and rescinded all Authorizations relating to any Product which Sandoz may have obtained, (ii) voluntarily file with the appropriate Authorities all documents that may be required in connection with such surrender, cancellation or rescission, and (iii) if requested by KLOX, cooperate with KLOX in effecting the cancellation of any identification of Sandoz with any Authorities or Authorizations applicable to each Product;

(d)	all Confidential Information (including all copies thereof and all unused samples) and all complete and partial originals and copies of documents, computer disks and any other material containing Confidential Information of the other Party shall be properly returned to the Disclosing Party by the Receiving Party or, at the Disclosing Party’s request, destroyed, with such destruction certified in writing by the Receiving Party to the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may keep one (1) copy of such documents as may be required by Law or Authority in a secure legal archive for the purposes of fulfilling its legal or regulatory requirements;

(e)	in the event of termination by KLOX pursuant to Section 13.3 only, Sandoz shall not be obligated to pay any milestone payments that are not due on the date of termination; and

(f)

any terms or conditions of this Agreement which by their nature extend beyond the Term, termination or expiry of this Agreement shall survive the termination or expiry of same, including, without limitation, any obligation to pay or refund any

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

sum due, Article 6 (Financial Matters), Article 7 (Quality Assurance), Article 8 (Complaints and Product Defects), Article 9 (Confidentiality), Article 10 (Intellectual Property), Article 11 (Insurance), Article 12 (Representations and Warranties), this Section 13.5, Article 14 (Indemnification) and Article 15 (Miscellaneous).

ARTICLE 14

INDEMNIFICATION

14.1 Indemnification. Each Party shall defend, indemnify, and hold harmless the other Party, its Affiliates, and their respective directors, officers and employees from and against any and all losses, damages, liabilities, costs and expenses [***] (“Losses”) suffered by, imposed upon or asserted against any of them by a Third Party (a “Third Party Claim”) as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	the failure of the indemnifying Party to perform or fulfill any of its obligations under this Agreement;

(b)	any breach or inaccuracy of any representation, warranty or guarantee given by the indemnifying Party contained in this Agreement; or

(c)	the negligence or willful misconduct on the part of the indemnifying Party.

14.2 Additional Indemnification by Sandoz. In addition to the indemnifications set forth at Section 14.1, Sandoz shall defend, indemnify and hold harmless KLOX, its Affiliates, and their respective directors, officers and employees harmless from and against, all Losses incurred in connection with any Third Party Claim to the extent arising out of or resulting from the marketing of the Products by Sandoz (except to the extent that KLOX has an obligation to indemnify Sandoz pursuant to the terms of Section 14.3).

14.3 Additional Indemnification by KLOX. In addition to the indemnifications set forth at Section 14.1, KLOX shall defend, indemnify and hold harmless Sandoz, its Affiliates, and their respective directors, officers and employees harmless from and against, all Losses incurred in connection with any Third Party Claim to the extent arising out of or resulting from any infringement claim relating to the Licensed IP.

14.4 Limitation on Damages. Notwithstanding anything herein to the contrary:

(a)	Except (i) in the case of a breach by Sandoz or any of its Affiliates or subcontractors of any restrictions on the use of the Licensed IP hereunder, (ii) in the case of breach by either Party of the obligations set forth in Article 9 and (iii) as concerns the obligations of indemnification hereunder; in no event will either Party hereto be liable with respect to the subject matter of this Agreement for any indirect, consequential, special, incidental, exemplary or punitive damages or similar damages or losses of any nature whatsoever, including, without limitation, for any loss of clientele, sales or profits, regardless of whether arising from breach of contract, warranty, tort, delict, quasi-delict, strict liability or otherwise, even if the Party is advised of the possibility of such damage or loss or if such loss or damage could have been reasonably foreseen;

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

(b)	no Indemnifying Party shall have any liability under this Agreement to any Indemnified Party to the extent the Losses arise from any negligence or misconduct of the Indemnified Party; and

(c)	without limiting either Party’s liability to any Third Party or the right of either Party to implead another Party in warranty in any legal action, no Party shall be required to indemnify another Party in connection with any Product liability claim.

14.5 Notification and Procedure.

(a)	Notice. Promptly upon obtaining knowledge thereof, the Party being indemnified hereunder (the “Indemnified Party”) shall give written notice to the Party providing indemnification hereunder (the “Indemnifying Party”) of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 14. The omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to defend or otherwise reduce the Losses associated with such liability.

(b)

Third Party Claim. In the case of any Third Party Claim, if within [***] after receiving notice of a claim for indemnification, the Indemnifying Party (i) gives written notice to the Indemnified Party stating that such Indemnifying Party would be liable in the amount of such claim if such claim were valid and that such Indemnifying Party disputes and intends to defend against such Third Party Claim at its or their own cost and expense and (ii) provides reasonable assurance to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld); provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the Third Party Claim that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, they shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to such Third Party claims. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on all major matters, including settlement discussions. Notwithstanding anything

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at their own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle any such Third Party Claim. If such Third Party Claim is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c)	Exceptions. Notwithstanding any provision in Section 14.5(b) to the contrary, the Indemnifying Party shall not have the right to assume and/or maintain, as applicable, control of the defense of any such Third Party Claim under Section 14.5(b) if any such Third Party Claim (i) seeks non-monetary relief, or (ii) involves criminal allegations.

(d)	Cooperation. The Indemnified Party shall use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any Third Party Claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 14.5(d), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(e)	Payment. Upon the determination of any liability under this Section 14.5 or otherwise between the Parties or by judicial proceeding, the appropriate Party shall pay to the other, as the case may be, within [***] after such determination, the amount of any claim for indemnification made hereunder. Except as otherwise provided in this Agreement, all amounts not paid when due pursuant to this Section 14.5, will accrue interest, payable on demand, at an annual rate equal to the Prime Rate plus [***]% per annum, calculated [***], from the date due until paid in full and each paying Party will pay the other Party’s reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) incurred in attempting to collect any such amounts.

(f)	Obligation to Mitigate. The Parties and their respective Affiliates shall use commercially reasonable efforts to mitigate any Losses with respect to which they wish to seek indemnification hereunder.

14.6 Indemnified Party’s Cooperation as to Proceedings. The Indemnified Party will cooperate in all reasonable respects with any Indemnifying Party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the Indemnified Party pursuant to this Section 14.6, the Indemnifying Party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party or its Affiliates in connection therewith, as such costs and expenses are incurred.

ARTICLE 15

MISCELLANEOUS

15.1 Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be effectively given if delivered personally, sent by prepaid courier service or certified mail, return receipt requested, or sent by telecopier or other similar means of electronic communication (confirmed on the same or following date by prepaid mail) addressed as follows:

(a)	in the case of KLOX to:

KLOX Technologies Inc.

275 Armand-Frappier

Montreal, Quebec H7V 4A7

Attention:                Lise Hébert

              President and Chief Executive Officer

Facsimile No.:         450-680-4549

with a copy to:

BCF LLP

1100 René-Lévesque Blvd. West, 25th Floor

Montreal, Quebec H3B 5C9

Attention:               Gino Martel

Facsimile No.:        514-397-8515

(b)	in the case of Sandoz to:

Sandoz Canada Inc.

145 Jules-Leger

Boucherville, Quebec J4B 7K8

Attention:              Marc Beaudoin, VP, Strategy and Business Development

Facsimile No.:       450-641-3170

with a copy to:

Christian Danis, Vice-President, Legal and Government Affairs, at the same address.

any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telecopier or on the second day following the sending thereof by private courier and, except in the case of a postal disruption, on the sixth day following the sending thereof by prepaid mail, certified, return receipt requested. If the day on which any notice is deemed to have been received is not a Business Day, then the notice shall be deemed to have been received on the Business Day next following such day.

15.2 Assignment. Except as expressly permitted herein, Sandoz shall not sell, transfer or assign any of its rights, titles and interests in and under this Agreement to, or subcontract or otherwise make any other arrangement regarding such rights, titles and interests with any Person without the prior written consent of KLOX. KLOX may freely sell, transfer, assign, subcontract or otherwise make any arrangement regarding its rights and obligations in and under this Agreement. Any permitted assignee shall assume all obligations of the assigning Party.

15.3 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

15.4 Expenses. All costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement and the transactions contemplated therein shall be paid by the Party incurring such costs and expenses.

15.5 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

15.6 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and supersede and replace in all respects any other agreements, whether oral or written, expressed or implied, as they pertain to the subject matter hereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

15.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining terms and conditions hereof.

15.8 Binding Effect. This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Parties.

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

15.9 Relationship. Nothing in this Agreement shall be construed to create a partnership, joint venture, principal-agent or employer-employee relationship and nothing herein shall be deemed to authorize either Party to act for, represent or bind the other Party.

15.10 Novartis Code. Novartis (Sandoz is a Novartis company) promotes the societal and environmental values of the United Nations Global Compact to its third party suppliers and uses its influence where possible to encourage their adoption. Sandoz expects suppliers to comply with the law and to adhere to ethical business practices, as out in the Novartis Supplier Code, a copy of which is attached to this Agreement as Schedule A.

KLOX shall:

(A) Familiarize itself with the requirements of the Novartis Supplier Code.

(B) Provide, at Sandoz’s expense, information on request to Sandoz or its Affiliates concerning labour, health and safety, environment, animal welfare, anti-bribery and fair competition, and data protection and privacy practices, in the form requested.

(C) Upon at least [***] prior written notice, allow, at Sandoz’s expense, Sandoz or its Affiliates (or its nominated third party experts) adequate access for the purposes of auditing compliance with these standards no more than [***] per year.

(D) Use commercially reasonable efforts to rectify identified non-compliances with the Novartis Supplier Code and report remediation progress to Sandoz on request within [***] of receipt of written notice of any non-compliance.

Failure to comply with the foregoing shall entitle Sandoz to terminate this Agreement.

15.11 ISO Certification. Sandoz recognizes KLOX’s need to comply with and ensure its ISO certification for the Products and in connection therewith, agrees to furnish to KLOX such post-marketing surveillance, customer complaint, pharmacovigilance, safety and other Product related information Sandoz may possess as KLOX may from time to time request to satisfy KLOX’s ISO 13485 reporting requirements at KLOX’s expense unless specifically provided for under this Agreement.

15.12 Governing Law and Jurisdiction. This Agreement shall be governed by the laws in force in the Province of Quebec and the Parties hereto consent and submit in advance to the exclusive jurisdiction of the courts having jurisdiction in Province of Quebec for all disputes arising herefrom. For the purposes of the Agreement, the Parties elect domicile in the District of Montreal.

15.13 Amendments, Waivers and Consents. No amendment to, or waiver of, any provision of this Agreement or consent to any departure by a Party from any provision of this Agreement will in any event be effective unless in writing and signed (a) by the Parties in the case of amendments and (b) by the waiving or consenting Party in the case of waivers and consents.

15.14 Further Assurances. The Parties hereto agree to execute such further agreements, documents, instruments and the like as may be necessary or desirable from time to time in order to affect the purposes of this Agreement and to carry out its provisions.

15.15 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which, once executed, shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement.

15.16 Language. The Parties hereto declare that they have required that this Agreement and any documents relating thereto be drawn up in English. Les parties aux présentes déclarent qu’elles ont exigé que cette entente et tous les documents y afférant soient rédigés en anglais.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND ON THE DAY AND YEAR HEREINABOVE SET FORTH.

[Signature Page Follows.]

Signature Page—Distribution and Supply Agreement

KLOX Technologies Inc.		Sandoz Canada Inc.

Per:	/s/ Lise Hébert	Per:	/s/ Marc Beaudoin

Name:	Lise Hébert	Name:	Marc Beaudoin

Title:	President & CEO	Title:	VP Strategy & BD

Date:	November 15, 2013	Date:	November 15, 2013

Per:	/s/ H. Rodriguez	Per:	/s/ Martin Fournier

Name:	H. Rodriguez	Name:	Martin Fournier

Title:	Vice President & CFO	Title:	VP Finance & IT

Date:	15 November, 2013	Date:	November 15, 2013

SCHEDULE A

NOVARTIS SUPPLIER CODE

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

SCHEDULE B

LICENSED TRADEMARKS

Common law rights:

“KLOX”, any variation thereof and the related current design marks.

Registerable rights:

[***]

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

SCHEDULE C

PATENT APPLICATIONS

Country	Application No.	Filing date	Title

Canada	[***]	[***]	[***]

Canada	[***]	[***]	[***]

PCT**	[***]	[***]	[***]

US**	[***]	[***]	[***]

US**	[***]	[***]	[***]

The rights to the above-listed patent applications do not include any rights to claimed subject matter that is not directed to the Indications or the Products.

**	These applications are included to the extent that they are nationalized in Canada.

SCHEDULE D

FORM OF QUARTERLY STATEMENT

TO:	[Note: Insert name and address of KLOX]
Attention: CFO

RE:	Distribution and Supply Agreement made and entered into as of the [ • ] day of [ • ], 2013 by and between KLOX Technologies Inc. and Sandoz Canada Inc. (the “Agreement”)

With reference to Section 6.6 of the Agreement, I, [ • ], hereby certify to you as follows:

1.	I am the [ • ] of Sandoz and as such, I have actual knowledge of the matters herein certified;

2.	This Quarterly Statement constitutes the Quarterly Statement for the Quarter ending [ • ];

3.	Pursuant to the Agreement, I hereby certify that:

(a)	attached hereto as Schedule D-1 is a true and correct accounting of all sales figures of each Product, specifying the average sales price per Product, total Net Sales and the number of each Product sold;

(b)	attached hereto as Schedule D-2 is a true and correct accounting of the inventory status of Products;

(c)	the detailed itemized breakdown of the calculation of the Net Profits for such Quarter is accurately set out in Schedule D-3 hereto;

(d)	the Profit Share to be paid by Sandoz to KLOX for this Quarter is $[ • ], calculated as set forth in such Schedule D-3; and

(e)	[no prior period adjustments are required to be made to the Net Profits in accordance with GAAP].

4.	Save and except as set forth above, no other information is required to confirm the correctness or accuracy of the Profit Share payable for this Quarter.

Signed at the City of [ • ], Province of [ • ], on this [ • ] day of [ • ], 2013.

[ • ]

Pro Forma of Profit Share Calculation:

Quarterly Statement & Profit Share Calculation

Agreement between Klox Technologies and Sandoz Canada

Profit share calculation
Period covered:	Q1-2014

in CAD

Inventory

Quantity sold

Average gross sales price

Gross sales

Sales deductions

NET SALES

Manufacturing costs

Write-offs

Inbound delivery costs

Distribution expenses

Sales and marketing expenses

NET PROFIT

KLOX PROFIT SHARE 40% OF NET PROFIT

SCHEDULE E

EXCLUDED ENTITIES

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

SCHEDULE F

FINANCIAL MODEL

This model has been prepared by Sandoz and is the basis for the present Agreement; KLOX has not audited or been provided any detail behind this model and as such retains its rights of review and audit consistent with the other provisions of this Agreement.

[***]

“[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended”

SCHEDULE G

PERMITTED ACTIVITIES

•	Prior to Launch, KLOX, may present/promote the Products to up to [***] innovators (physicians), jointly with Sandoz. KLOX will file the requisite Notification to identify Sandoz as the distributor of such Products in Canada for KLOX. Any sales to such innovators prior to Launch shall be booked as sales by Sandoz and the profit therefrom shall be shared with KLOX in the same manner as the Net Profits are shared pursuant to the Agreement except that Sandoz shall reimburse to KLOX all reasonable costs incurred in connection with such activities and the Manufacturing Costs of Products provided in connection therewith and all such costs and Manufacturing Costs shall be deducted from the Net Profits. Such Net Profits shall be calculated in the same manner as the Net Profits under the Agreement mutatis mutandis and 40% of such Net Profits shall be remitted to KLOX in the same manner as set forth in Section 6.6 of the Agreement, the provisions of which shall apply mutatis mutandis.

•	Sandoz shall provide reasonable assistance to KLOX to facilitate all the foregoing activities.

•	KLOX shall use commercially reasonable efforts to accelerate the transfer of the cross-referenced marketing authorization for the Products to Sandoz.

•	The Parties may also jointly agree and work together on any other promotional activities prior to (and after) Launch.